                                                                    EXHIBIT 12.1

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES
             STATEMENTS RE COMPUTATION OF EARNINGS TO FIXED CHARGES
      FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, 1994, 1995, AND 1996 AND
                 FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                          (In Thousands, Except Ratios)

                                                              For the years ended                  For the six months ended
                                                                 December 31,                                June 30,
                                          ---------------------------------------------------------  ----------------------
                                            1992        1993        1994        1995         1996        1996        1997
                                          --------    --------    --------    --------     --------    --------    --------
  FIXED CHARGES:
          Interest expense *                 6,963       6,042       5,462      11,260       10,720       5,396       5,408
          Interest element of rentals        2,017       1,162       1,071       1,785        1,658         827         823
                                          --------    --------    --------    --------     --------    --------    --------
                                             8,980       7,204       6,533      13,045       12,378       6,223       6,231
                                          ========    ========    ========    ========     ========    ========    ========


  EARNINGS:
          Net income                         4,806       6,949      11,561       6,146        3,986       2,523       3,711
          Extraordinary item                     -           -       2,627           -          935         935          -
          Cumulative effect of an
             accounting change                   -       2,592           -           -            -           -           -
          Income taxes                       3,249       4,183       9,393       4,222        3,557       2,504       2,688
          Minority interest income (loss)   (1,034)       (858)          -           -            -           -           -
          Fixed charges                      8,980       7,204       6,533      13,045       12,378       6,223       6,231
                                          --------    --------    --------    --------     --------    --------    --------
                                            18,069      21,786      30,114      23,413       20,856      12,185      12,630
                                          ========    ========    ========    ========     ========    ========    ========
  RATIO OF EARNINGS TO FIXED
   CHARGES                                     2.0x        3.0x        4.6x        1.8x         1.7x        2.0x        2.0x
                                          ========    ========    ========    ========     ========    ========    ========

  * Includes amortization of debt expense.